Exhibit 10.1

Amendment to License Agreement – dated 27 September 1996 – between Spherix Incorporated and Arla Foods Ingredients amba.

WHEREAS, under a License Agreement dated 27 September 1996 (the ‘License Agreement’), Spherix Incorporated (‘Spherix’) licensed Arla Foods Ingredients amba (‘Arla’) the use of certain of Spherix’s patented technology,

WHEREAS, Spherix has initiated arbitration proceedings against Arla under which both parties have made claims relating to the interpretation and performance under the License Agreement,

WHEREAS, Arla and Spherix have informed each other of their respective and differing views on the current market potential and demand for D-tagatose, and

WHEREAS, Spherix and Arla met in London on 31 October 2003 to discuss and outline an amicable solution,

NOW, THEREFORE Spherix and Arla hereby agree as follows:

SPHERIX shall:

1.               Withdraw from the arbitration proceedings and the claims raised thereunder;

2.               At any time refrain from raising a claim against Arla or its sublicensees or assigned licensees (hereafter referred to as ‘Arla’) in any respect of performance issues under the License Agreement. Such claims shall include any repetition of the claims that are hereby withdrawn and any other claims whether based upon past or future acts or omissions related thereto. Spherix shall acknowledge that its sole remedy towards Arla shall be its right to claim for royalty reports, in the presently agreed form, and payment of royalties and interest thereon in respect of actual Net Sales achieved by Arla in the event that Arla should have failed to deliver such reports or make such payments in accordance with the terms of the License Agreement;

3.               Acknowledge that Arla in its sole discretion decides if and to the extent Arla wishes to make use of the licensed Patents and Intellectual Property Rights, except as provided for in a supply agreement to be entered into;

4.               Grant to Arla the exclusive worldwide right to manufacture D-Tagatose for any type of product or purpose as defined in the License Agreement, which shall include but not be limited to food, cosmetic and drug products and purposes;

5.               Agree and accept that the partnership, SweetGredients KG, that Arla has established together with Nordzucker AG, are in accordance with the License Agreement, and that SweetGredients KG has the right to exercise all rights under the License Agreement;

6.               Acknowledge that the License Agreement and Arla’s obligation to incur royalties under the License Agreement shall terminate without further notice on the later of 25 August 2016 and the expiration date of new patent(s) from Spherix, which Arla has decided to make use of. Should Arla decide not to make use of such new patent(s) then Spherix can make use of such new patent(s) for which Arla will provide Spherix product under the supply agreement; and

**[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.  ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2.

7.               Permanently waive and give up its rights to rescind according to clause 10.2 of the License Agreement to pay royalties on a presumed Net Sale of 10,000 metric tons in each Selected Market. Arla has consequently fulfilled all its performance obligations under this clause 10.2.

ARLA shall:

1.               Grant to Spherix an extension of the period in which Arla will incur royalties to Spherix (per Attachment A) until 25 August 2011 at the currently agreed upon rates and terms and conditions;

2.               Grant to Spherix a further extension of the period from 25 August 2011 to 25 August 2016 in which period Arla will incur to Spherix the royalties (per Attachment A) at the currently agreed upon rates and terms and conditions, however, in the event (i) a third party anywhere in the world excluding any of Arla’s licensees or affiliates of any kind on an annual basis sell in excess of **[CONFIDENTIAL TREATMENT REQUESTED] tons of D-Tagatose, or (ii)  Arla stops using the Licensed Process, then Arla shall only be obliged to pay a royalty rate of **[CONFIDENTIAL TREATMENT REQUESTED] on Net Sales of D-Tagatose;

3.               Give up its rights according to clause 4.5.2 of the Agreement to deduct the pre-paid royalties (USD 1 million) in future royalties payable to Spherix;

4.               Acknowledge that volumes sold for use in Soft Drinks shall count as volume included in the threshold for setting the applicable royalty rates; and

5.               Withdraw its counterclaims under the arbitration proceedings.

6.               Arla warrants that SweetGredients KG is an Affiliated Entity under the terms of the License Agreement.

Spherix and Arla agree that the License Agreement and this amendment to the License Agreement shall be governed by and construed in accordance with English law and that the courts of England shall have exclusive jurisdiction in the settlement of any dispute.

Arla and Spherix agree to resume the Advisory Committee meetings as required in the License Agreement.

Spherix and Arla will no later than 31 March 2004 have entered into a supply agreement whereby Arla (inter alia) in each of the following 2 years is obligated to sell upon presentation of bona fide purchase orders to Spherix at least 50 metric tons at market prices.

Spherix and Arla have jointly worked on the formation and drafting of this amendment to the License Agreement.

COSTS

Each party shall pay its own costs to legal advisors, expert witnesses and other expenses regarding the arbitration proceedings, however, Spherix will pay all costs charged by the American Arbitration Association.

AGREED on 13 November 2003

For Arla Foods Ingredients amba	For Spherix Incorporated
Signed by	Signed by

Peter Lauritzen	Thomas W. Gantt
Managing Director	President and CEO

Gilbert V. Levin, Ph.D
Chairman of the Board

ATTACHMENT A

**[CONFIDENTIAL TREATMENT REQUESTED]